Exhibit 3.14
CERTIFICATE OF FORMATION
OF
SILVER STREAM PIPELINE COMPANY LLC
This Certificate of Formation of Silver Stream Pipeline Company LLC (the “Company”) is being duly executed and filed by Kelsey Stevens, as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).
FIRST: The name of the limited liability company formed hereby is Silver Stream Pipeline Company LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 28th day of February, 2012.

By:	/s/ Kelsey Stevens
Name: Kelsey Stevens
Title: Authorized Person